FIRST AMENDMENT TO THE AGREEMENT OF PURCHASE AND SALE


          This First Amendment to the Agreement of Purchase and Sale, dated as of December 29,1998 (this "Amendment"), by and between Bayer Corporation, an Indiana corporation ("Bayer"), and Serologicals Corporation, a Delaware corporation ("Purchaser").


                           W I T N E S S E T H:
                           - - - - - - - - - -


          WHEREAS, Bayer and Purchaser are parties to the Agreement of Purchase and Sale, dated as of November 30, 1998 (the "Purchase Agreement");

          WHEREAS, pursuant to the Purchase Agreement, Bayer shall sell to Purchaser, and Purchaser shall purchase from Bayer, the Assets;

          WHEREAS, Bayer has represented to Purchaser that the Assets include all assets which are reasonably necessary for the conduct of the Business as currently conducted;

          WHEREAS, certain Assets required to conduct the Business will not be transferred to Purchaser at the Closing but shall remain in the possession of certain Bayer foreign affiliates until such Assets may be properly transferred to Purchaser;

          WHEREAS, Purchaser shall not be required to pay the full Purchase Price to Bayer at Closing until Bayer shall properly transfer all of the Assets to Bayer; and

          WHEREAS, the parties set forth below have agreed to amending the Purchase Agreement.

          NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and upon the terms and subject to the conditions hereinafter set forth, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties do hereby agree as follows:

          1.  Definitions.    Any capitalized term used herein
and not defined shall have the respective meaning ascribed to it in the Purchase Agreement, which is hereby incorporated herein.

          2.  Purchase Price and Payment.  Notwithstanding
Section 2.4 of the Purchase Agreement, the amount payable as the Purchase Price by Purchaser to Bayer at the Closing shall be $27,500,000. Upon transfer by Bayer of all of Bayer's right, title and interest in and to the Inventory and accounts receivable held by Bayer's foreign affiliates and included within the Assets (the "Foreign Assets") to Purchaser pursuant to duly executed instruments of transfer and assignment in form and substance reasonably satisfactory to Purchaser, sufficient to vest in Purchaser the interests in the Foreign Assets, Purchaser shall pay $1,500,000 to Bayer by wire transfer in immediately available funds to the account of Bayer previously specified to Purchaser by Bayer. Notwithstanding anything contained herein to the contrary, Bayer shall not be required to transfer the Foreign Assets on the Closing Date.

          3. Purchase Agreement. Except as set forth in this Amendment, all other terms and conditions of the Purchase
Agreement shall remain unchanged and in full force and effect.

          4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

          5. Title Insurance Policy. The amount of $9,000,000 set forth in Section 8.5 of the Sales Agreement is hereby deleted and replaced with the amount of $5,000,000.

          6. Headings. The headings of the paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any provision of this Amendment.


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          IN WITNESS WHEREOF, each of the parties hereto has caused this
Amendment to be executed on its behalf as of the date first above written.


BAYER CORPORATION:


                                  By: /s/ W. Michael Weaber
                                     -------------------------
                                     W. Michael Weaber
                                     Senior Vice President

SEROLOGICALS CORPORATION:


                                  By: /s/ Russell H. Plumb
                                     -------------------------
                                     Russell H. Plumb
                                     Vice President, Finance
                                     and Administration
                                     and Chief Financial Officer